                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 2175 DATED 12 MARCH 2010

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$1,658,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
            UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010 CURRENTLY TOTALING A$1,890,840,000.00 (A$359,480,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus dated December 15, 2009 for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") and the U.S. Prospectus dated December 10, 2009 (together, the "Prospectus"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the Original Prospectus and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.    (i)   Issuer:                                      Queensland Treasury Corporation

      (ii)  Guarantor:                                   The Treasurer on behalf of the Government
                                                         of Queensland

      (iii) Commonwealth Guarantee:                      Not applicable

2.          Benchmark line:                              2010

                                                         (to be consolidated and form a single
                                                         series with QTC 5.50% Global A$Bonds due
                                                         14

                                                         May 2010, ISIN US748305BF57)

3.          Specific Currency or Currencies:             AUD ("A$")

4.    (i)   Issue price:                                 102.06598 %

      (ii)  Dealers' fees and commissions paid by        No fee or commission is payable in
            Issuer:                                      respect of the issue of the bond(s)
                                                         described in these final terms (which
                                                         will constitute a "pricing supplement"
                                                         for purposes of any offers or sales in
                                                         the United States or to U.S. persons).
                                                         Instead, QTC pays fees and commissions in
                                                         accordance with the procedure described
                                                         in the QTC Fixed Interest Distribution
                                                         Group Operational Guidelines.

5.          Specified Denominations:                     A$1,000

6.    (i)   Issue Date:                                  17 MARCH 2010

      (ii)  Record Date (date on and from which          6 May / 6 November. Security will be
            security is Ex-interest):                    ex-interest on and from 7 May / 7
                                                         November.

      (iii) Interest Payment Dates:                      14 May / 14 November

7.          Maturity Date:                               14 May 2010

8.          Interest Basis:                              5.5 per cent Fixed Rate

9.          Redemption/Payment Basis:                    Redemption at par

10.         Change of Interest Basis or                  Not Applicable
            Redemption/Payment Basis:

11.   (i)   Status of the Bonds:                         Senior and rank pari passu with other
                                                         senior, unsecured debt obligations of QTC

      (ii)  Status of the Guarantee:                     Senior and ranks pari passu with all its
                                                         other unsecured obligations

12.         Method of distribution:                      Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions Applicable

      (i)   Rate(s) of Interest:                         5.5 per cent per annum payable
                                                         semi-annually in arrears

      (ii)  Interest Payment Date(s):                    14 May and 14 November in each year up to
                                                         and including the Maturity Date

      (iii) Fixed Coupon Amount(s):                      A$27.50 per A$1,000 in nominal amount
            (Applicable to bonds in definitive form)

      (iv)  Determination Date(s):                       Not Applicable

      (v)   Other terms relating to the method of        None
            calculating interest for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:                     A$1,000 per bond of A$1,000 Specified
                                                         Denomination

                                                         (NB: If the Final Redemption Amount is
                                                         other than 100 per cent. of the nominal
                                                         value the bonds will be derivative
                                                         securities for the purposes of the
                                                         Prospectus Directive and the requirements
                                                         of Annex XII to the Prospectus Directive
                                                         Regulation will apply and the Issuer will
                                                         prepare and publish a supplement to the
                                                         Prospectus)

15.         Early Redemption Amount(s) payable on        Not Applicable
            redemption for taxation reasons or on
            event of default and/or the method of
            calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                               Permanent Global Note not exchangeable
                                                         for Definitive Bonds

17.         Additional Financial Centre(s) or other      Not Applicable
            special provisions relating to Payment
            Dates:

18.         Talons for future Coupons or Receipts to     No
            be attached to Definitive Bonds (and dates
            on which such Talons mature):

19.         Other terms or special conditions:           Not Applicable

                                                         (When adding any other final terms
                                                         consideration should be given as to
                                                         whether such terms constitute
                                                         "significant new factors" and
                                                         consequently trigger the need for a
                                                         supplement to the Prospectus under
                                                         Article 16 of the Prospectus Directive)

DISTRIBUTION

20.   (i)   If syndicated, names and addresses of        Not Applicable
            Managers and underwriting commitments:

      (ii)  Date of Dealer Agreement:                    11 DECEMBER 2009

      (iii) Stabilizing Manager(s) (if any):             Not Applicable

21.         If non-syndicated, name and address of       The Toronto Dominion Bank
            relevant Dealer:                             Level 24
                                                         9 Castlereagh Street
                                                         Sydney NSW 2000

22.         Whether TEFRA D or TEFRA C rules             TEFRA Not Applicable
            applicable or TEFRA rules not applicable:

23.         Non exempt Offer                             Not Applicable

                                                         (N.B. Consider any local regulatory
                                                         requirements necessary to be fulfilled so
                                                         as to be able to make a non-exempt offer
                                                         in relevant jurisdictions. No such offer
                                                         should be made in any relevant
                                                         jurisdiction until those requirements
                                                         have been met. Non-exempt offers may only
                                                         be made into jurisdictions in which the
                                                         base prospectus (and any supplement) has
                                                         been notified/passported.)

24. Additional selling restrictions:                     Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                            PART B--OTHER INFORMATION

1.     LISTING AND ADMISSION TO TRADING

       (i)  Listing                                      Bourse de Luxembourg.

       (ii) Admission to trading:                        Application has been made by the Issuer
                                                         (or on its behalf) for the bonds to be
                                                         admitted to trading on the regulated
                                                         market of the Bourse de Luxembourg with
                                                         effect from the Issue Date.

                                                         (Where documenting a fungible issue need
                                                         to indicate that original securities are
                                                         already admitted to trading.)

2.     RATINGS

       Ratings:                                          The bonds to be issued have been rated:

                                                         S&P:     AA+
                                                         Moody's: Aa1

                                                         An obligation rated 'AA+' by S&P has the
                                                         second highest long term credit rating
                                                         assigned by Standard & Poor's and differs
                                                         from the highest rated obligations by
                                                         only a small degree. The obligor's
                                                         capacity to meet its financial commitment
                                                         on the obligation is very strong.

                                                         An obligation rated 'Aa1' by Moody's has
                                                         the second highest long term credit
                                                         rating assigned by Moody's. Obligations
                                                         rated 'Aa1' are judged to be of high
                                                         quality and are subject to very low
                                                         credit risk.

                                                         A credit rating is not a recommendation
                                                         to buy, sell or hold securities and may
                                                         be revised or withdrawn by the rating
                                                         agency at any time. Each rating should be
                                                         evaluated independently of any other
                                                         rating.

                                                         (The above disclosure should reflect the
                                                         rating allocated to bonds issued under
                                                         the bond facility generally or, where the
                                                         issue has been specifically rated, that
                                                         rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:                            See "Use of Proceeds" section in the
                                                         prospectus supplement--if reasons for
                                                         offer different from making profit and/or
                                                         hedging certain risks will need to
                                                         include those reasons here.

(ii)   Estimated net proceeds:                           Not Applicable.

                                                         (If proceeds are intended for more than
                                                         one use will need to split out and
                                                         present in order of priority. If proceeds
                                                         insufficient to fund all proposed uses
                                                         state amount and sources of other
                                                         funding.)

(iii)  Estimated total expenses:                         Not Applicable.

                                                         [Expenses are required to be broken down
                                                         into each principal intended "use" and
                                                         presented in order of priority of such
                                                         "uses".]

5.     YIELD

       Indication of yield:                              4.2175%

                                                         Calculated as 7 basis points less than
                                                         the yield on the equivalent A$ Domestic
                                                         Bond issued by the Issuer under its
                                                         Domestic A$ Bond Facility on the Trade
                                                         Date. The yield is calculated at the
                                                         Trade Date on the basis of the Issue
                                                         Price. It is not an indication of future
                                                         yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                                        US748305BF57

(ii)   Common Code:                                      21354040

(iii)  CUSIP Code:                                       748305BF5

(iv)   Any clearing system(s) other than Depositary      Not Applicable
       Trust Company, Euroclear Bank S.A./N.V. and
       Clearstream Banking, societe anonyme and the
       relevant identification number(s):

(v)    Delivery:                                         Delivery free of payment

(vi)   Names and addresses of additional Paying          [_________]
       Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                                      Not applicable

(ii)   [Conditions to which the offer is subject;]       Not applicable

(iii)  [Description of the application process;]         Not applicable

(iv)   [Details of the minimum and/or maximum amount     Not applicable
       of application;]

(v)    [Description of possibility to reduce             Not applicable
       subscriptions and manner for refunding excess

       amount paid by applicants;]

(vi)   [Details of the method and time limits for        Not applicable
       paying up and delivering the bonds;]

(vii)  [Manner in and date on which results of the       Not applicable
       offer are to be made public;]

(viii) [Procedure for exercise of any right of           Not applicable
       pre-emption, negotiability of subscription
       rights and treatment of subscription rights not
       exercised;]

(ix)   [Categories of potential investors to which the   Not applicable
       bonds are offered and whether tranche(s) have
       been reserved for certain countries;]

(x)    [Process for notification to applicants of the    Not applicable
       amount allotted and the indication whether
       dealing may begin before notification is made;]

(xi)   [Amount of any expenses and taxes specifically    Not applicable
       charged to the subscriber or Purchaser;]

(xii)  [Name(s) and address(es), to the extent know to   None
       the Issuer, of the placers in the various
       countries where the offer takes place.]